INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Loch Exploration, Inc. on Form S-8 of our report dated March 12, 1998 on the financial statements of Loch Exploration, Inc. for the year ended December 31, 1997 appearing in the Form 10-K of Loch Exploration, Inc. dated December 31, 1997.





FARMER, FUQUA, HUNT & MUNSELLE, P.C.
Dallas, Texas
January 5, 1999